Exhibit 12
                              Taubman Centers, Inc.

    Computation of Ratios of Earnings to Combined Fixed Charges and Preferred
                           Dividends and Distributions
                          (in thousands, except ratios)

                                                       Year Ended December 31
                                                  -----------------------------
                                                      1999                1998
                                                      ----                ----

Net Earnings from Continuing Operations         $      58,445      $     70,403

Add back:
  Fixed charges                                       105,741           139,556
  Amortization of previously capitalized
   interest (1)                                         2,167             2,335

Deduct:
  Capitalized interest (1)                            (15,574)          (19,254)
                                                 -------------     ------------
 Earnings Available for Fixed Charges and

     Preferred Dividends and Distributions      $     150,779      $    193,040
                                                =============      ============
Fixed Charges
  Interest expense                              $      51,327      $     75,809
  Capitalized interest                                 14,489            18,192
  Interest portion of rent expense                      4,122             6,383
  Proportionate share of Unconsolidated Joint
  Ventures' fixed charges                              35,803            39,172
                                                 ------------      ------------
   Total Fixed Charges                          $     105,741      $    139,556
                                                 ------------      ------------

Preferred Dividends and Distributions                  19,044            16,600
                                                 ------------      ------------
     Total Fixed Charges and Preferred
      Dividends and Distributions               $     124,785      $    156,156
                                                =============      ============

Ratio of Earnings to Fixed Charges and
      Preferred Dividends and Distributions               1.2               1.2


(1)  Amounts   include  TRG's  pro  rata  share  of  capitalized   interest  and
     amortization of previously capitalized interest of the Unconsolidated Joint Ventures.